Exhibit 99.1

PRESS RELEASE

Investor Contact:	Investor Contact:
Jennifer Crane	Scott Liolios or Matt Glover
Crossroads Systems	Liolios Group
jcrane@crossroads.com	info@liolios.com
512.928.6897 or 800.643.7148	949.574.3860

Press Contact:
Matthew Zintel
Zintel Public Relations
matthew.zintel@zintelpr.com
281.444.1590

IMMEDIATE RELEASE

Crossroads Systems Reports Fiscal Fourth Quarter and Full Year 2011 Results

AUSTIN, TX – December 7, 2011 – Crossroads Systems, Inc. (NASDAQ: CRDS), a global provider of solutions and services that ensure stored data is proactively protected and reliably recovered, reported financial results for its fiscal fourth quarter and full year ended October 31, 2011.

Fiscal Q4 2011 Highlights
•	Revenue increased 14% to $6.2 million versus the same period a year ago
•	Cash, cash equivalents and short-term investments increased 13% to $10.7 million from the previous quarter
•	Partnered with Aspera to enhance SPHiNX™ and StrongBox® with data replication and Wide Area Network (WAN) acceleration technology
•	Released SPHiNX 8.1, the company’s virtual tape appliance that provides a comprehensive and cost-effective disaster recovery solution for small businesses
•	Obtained listing on the NASDAQ Capital Market

Fiscal Q4 and Full Year 2011 Financial Results
Revenue for fiscal Q4 2011 increased 14% to $6.2 million from $5.4 million in the same year-ago quarter. The increase was primarily due to a 26% increase in intellectual property (IP) licensing, royalty and other revenue from fiscal Q4 2010.

Revenue for the fiscal full year 2011 decreased 8% to $15.0 million from $16.4 million in the prior year. The decrease was primarily due to a 13% decrease in IP licensing, royalty and other revenue, offset by an increase in product revenue. The company’s IP licensing revenue can vary significantly from quarter to quarter and should be considered on an annual basis, as Crossroads does not control the timing or pace of negotiations.

Gross profit for fiscal Q4 2011 was $4.7 million or 76% of total revenue, as compared to $4.7 million, or 87% of total revenue in the same quarter a year ago. Gross profit for fiscal year 2011 was $12.3 million or 82% of total revenue, as compared to $13.9 million or 85% of total revenue in fiscal 2010. The decrease was due to increased costs associated with the company’s IP licensing campaign in fiscal 2011.

Operating expenses for fiscal Q4 2011 totaled $5.4 million, including $575,000 of stock-based compensation, as compared to $4.8 million, including $193,000 of stock-based compensation in the same period a year ago. Operating expenses for fiscal year 2011 totaled $19.7 million, including $877,000 of stock-based compensation, as compared to $18.0 million, including $764,000 of stock-based compensation in the prior year. The increase was primarily due to increased headcount in order to launch and support the company’s new StrongBox product.

Net loss for fiscal Q4 2011 totaled $724,000 or $(0.07) per share, as compared to a net loss of $171,000 or $(0.02) per share in the same quarter a year ago. Net loss for fiscal year 2011 totaled $7.5 million or $(0.69) per share, as compared to a net loss of $4.3 million or $(0.56) loss per share in fiscal 2010.

At October 31, 2011, cash and cash equivalents and short-term investments totaled $10.7 million, an increase of 13% from $9.5 million in the previous quarter. The increase in cash was due to receipt of an outstanding IP licensing royalty payment, offset by costs related to the company’s StrongBox initiative.

Management Commentary
“Q4 and fiscal 2011 were in line with our expectations,” said Rob Sims, president and CEO of Crossroads Systems, “with double-digit revenue growth in Q4 driven by a large IP licensing royalty. We ended the year with a strong balance sheet, including more than $10 million in cash.

“StrongBox met its general availability date of December 5th, and we announced our first shipment to Capgemini earlier this week. So, as we begin this new fiscal year, we believe Crossroads has arrived at a pivotal moment in its development, as we release this disruptive new technology into what we believe is the highest growth segment of the IT market.”

Conference Call
Crossroads will hold a conference call later today (Wednesday, December 7, 2011) to discuss these financial results. The company’s president and CEO, Rob Sims, and CFO, Jennifer Crane, will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate in the call, dial the number 5-10 minutes prior to the start time and ask for the Crossroads Systems’ conference call:

Date: Wednesday, December 7, 2011
Time: 4:30 p.m. Eastern time (3:30 p.m. Central time)
Dial-In Number: 1-877-221-8809
International: 1-706-679-8667

The conference call will be broadcasted and available for replay on the company's Web site in the Investor Relations Events & Presentations section and also available at http://us.meeting-stream.com/crossroadssystemsinc_120711.

For the webcast, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. If you have difficulty connecting with the conference call or webcast, please contact Liolios Group at 949-574-3860.

About Crossroads Systems
Crossroads Systems, Inc. (NASDAQ: CRDS) is a global provider of solutions and services that ensure stored data is proactively protected and reliably recovered. Crossroads offers organizations powerful data protection, proactive data security, intelligent storage connectivity, high performance, and significant cost savings. Founded in 1996 and headquartered in Austin, Texas, Crossroads holds more than 100 patents granted and pending and has been honored with numerous industry awards for innovation in data protection and storage. Visit www.crossroads.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements that relate to the business and future events or future performance of Crossroads Systems, Inc. and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Crossroads Systems' ability to implement its business strategy, including the transition from a hardware storage company to a software solutions and services provider, its ability to expand its distribution channels, its ability to maintain or broaden relationships with existing distribution channels and strategic alliances and develop new industry relationships, the performance of third parties in its distribution channels and of its strategic alliances, uncertainties relating to product development and commercialization, the ability to obtain, maintain or protect patent and other proprietary intellectual property rights, technological change in its industry, market acceptance of its products and services, future capital requirements, regulatory actions or delays, competition in general and other factors that may cause actual results to be materially different from those described herein. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. Crossroads Systems does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

©2011 Crossroads Systems, Inc. Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)

	October 31,	October 31,
	2010	2011

ASSETS

Current assets:
Cash and cash equivalents	$13,811	$7,336
Short-term investments	-	3,385
Total cash, cash equivalents and short-term investments	13,811	10,721

Accounts receivable, net of allowance for doubtful accounts of $19 and $71, respectively	5,607	2,659
Inventories, net	93	188
Prepaid expenses and other current assets	293	297
Total current assets	19,804	13,865

Property and equipment, net	575	1,320
Intangible assets, net	739	110
Other assets	60	56
Total assets	$21,178	$15,351

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$990	$2,228
Accrued expenses	2,271	2,156
Deferred revenue	1,517	1,009
Line of credit	1,973	1,973
Total current liabilities	6,751	7,366

Long term deferred revenue	103	126
Commitments and contingencies	-	-
Stockholders' equity:
Common stock, $.001 par value, 75,000,000 shares authorized, 10,736,941 and 10,923,543 shares issued and outstanding, respectively	43	44
Additional paid-in capital	198,697	199,717
Accumulated other comprehensive loss	(49)	(40)
Accumulated deficit	(184,367)	(191,862)
Total stockholders' equity	14,324	7,859
Total liabilities and stockholders' equity	$21,178	$15,351

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Data)

	Three Months Ended		Year Ended
	October 31,		October 31,
	2010	2011	2010	2011
Revenue:
Product	$1,325	$1,031	$4,243	$4,441
IP license, royalty and other	4,119	5,201	12,125	10,546
Total revenue	5,444	6,232	16,368	14,987

Cost of revenue:
Product	96	71	422	357
IP license, royalty and other	631	1,427	2,070	2,308
Total cost of revenue	727	1,498	2,492	2,665

Gross profit	4,717	4,734	13,876	12,322
Operating expenses:
Sales and marketing	1,409	1,533	5,270	5,218
Research and development	2,312	2,847	8,907	10,702
General and administrative	812	1,010	2,623	3,157
Amortization of intangible assets	312	48	1,248	630

Total operating expenses	4,845	5,438	18,048	19,707

Loss from operations	(128)	(704)	(4,172)	(7,385)

Interest expense	(42)	(14)	(110)	(104)
Other income (expense)	(1)	(6)	(4)	(6)

Net loss	$(171)	$(724)	$(4,286)	$(7,495)

Basic and diluted net loss per share	$(0.02)	$(0.07)	$(0.56)	$(0.69)

Basic and diluted average common shares outstanding	7,834,310	10,907,820	7,586,403	10,907,917

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended
	October 31,
	2010	2011

Cash flows from operating activities:
Net loss	$(4,286)	$(7,495)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	553	535
Amortization of intangible assets	1,248	630
Loss on disposal of fixed assets	-	6
Stock-based compensation	764	877
Provision for doubtful accounts receivable	(16)	(8)
Provision for excess and obsolete inventory	20	5
Changes in assets and liabilities:
Accounts receivable	(468)	2,955
Inventories	(2)	(101)
Prepaids and other current assets	128	(4)
Accounts payable	126	1,316
Accrued expenses	425	(114)
Deferred revenue	1,329	(483)
Net cash provided by (used in) operating activities	(179)	(1,881)
Cash flows from investing activities:
Purchase of property and equipment	(320)	(1,289)
Purchase of held-to-maturity investments	-	(6,670)
Maturity of held-to-maturity investments	-	3,284
Net cash used in investing activities	(320)	(4,675)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	9,178	144
Net cash provided by financing activities	9,178	144

Effect of exchange rate on cash	(165)	(63)
Net increase (decrease) in cash and cash equivalents	8,514	(6,475)
Cash and cash equivalents, beginning of period	5,297	13,811
Cash and cash equivalents, end of period	$13,811	$7,336